news	UNIT CORPORATION

7130 South Lewis Avenue, Suite 1000 Tulsa, Oklahoma 74136 Telephone 918 493-7700, Fax 918 493-7711

Contact:	Larry D. Pinkston
Chief Executive Officer
and President
(918) 493-7700

For Immediate Release...

October 4, 2005

UNIT CORPORATION ANNOUNCES RESIGNATION OF DIRECTOR

Tulsa, Oklahoma . . . Unit Corporation (NYSE – UNT) announced today that on October 3, 2005, Mr. Mark Monroe, a director of the Company, notified the Company and its Board of Directors that he had accepted the positions of President and Chief Operating Officer of Continental Resources, a private oil and gas company and, as a result, was resigning from the Company's Board of Directors. Mr. Monroe's resignation was not in connection with any known disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Mr. John G. Nikkel, Chairman, stated “Mark's knowledge of our industry and his various contributions to our board have been greatly appreciated.”

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Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production, contract drilling and natural gas gathering and processing. Unit’s Common Stock is listed on the New York Stock Exchange under the symbol UNT. For more information about Unit Corporation, visit its website at http://www.unitcorp.com.